EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of January 17, 2017 (the “Effective Date”), is made by and among Repro Med Systems, Inc., a New York corporation, having its principal place of business at 24 Carpenter Road, Chester, NY 10918 (the “Company”), and Eric Bauer, an individual having a domicile at 96 Heather Ridge, Rochester, NY 14626 (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.         Employment.

(a)        Position. The Company hereby employs Executive as Chief Operating Officer of the Company. Executive shall report directly to the President and Chief Executive Officer of the Company (the “CEO”) and shall have the duties, authority and responsibilities customarily held by a person holding the position of Chief Operating Officer in companies engaged in business similar to the Company’s business and shall render such other services as may be reasonably assigned to him from time to time by the CEO.

(b)        Duties. Executive hereby agrees to be employed as Chief Operating Officer. During the Term (as defined below), Executive agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Executive’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.

(c)        Place of Performance. The principal place of Executive’s employment shall be at the Company’s office located in Chester, New York. In addition, Executive may be required to travel elsewhere on Company business during the Term.

2.         Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year (the “Initial Term”), unless and until terminated as otherwise provided in this Agreement. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional successive one (1) year terms unless and until either party provides written notice of nonrenewal at least sixty (60) days prior to the end of the then current term (each, a “Renewal Term,” and together with the Initial Term, the “Term”), or unless and until terminated as otherwise provided in this Agreement.

3.         Compensation and Related Matters.

(a)        Base Salary. During the Term, the Company shall pay to Executive (i) an annual base salary of $275,000, less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.

(b)        Sign-On Bonus.  A one-time (ii) sign-on bonus of $25,000 to be payable upon hire and included in the first payroll which is slated for payment on or about January 31, 2017.  This payment will be less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices.

(c)        Bonuses. For each audited fiscal year, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in accordance with Company policy and procedure for granting of a specified executive bonus which is equivalent to 50% of base compensation based on achievement of goals which include: 25% on budgeted EBIDTA growth targets and 25% on personal goals linked to Company objectives.  In the event a bonus is distributed by the Company, all bonuses earned will be payable as half (50%) in cash and half (50%) in stock value.  This amount will be prorated in the first year of employment to coincide with bonus payments which may be available to all participating employees.

(d)        Sign-On Stock Option Grant. A one-time (iii) grant of 500,000 stock options for common shares (strike price at current price as reported by the OTC Markets Inc.) will be granted upon hire slated for delivery on or about Effective Date of Agreement. Notwithstanding anything to the contrary in this Section (d), the equity compensation set forth shall vest quarterly (25% a year) over a four (4) year term.  If company terminates employment after two (2) years without Cause, all remaining shares would accelerate in full, vesting at such date of termination.

(e)        Expenses. During the Term, Executive shall receive (i) reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Executive in performing services hereunder, (ii) up to $2,000 per month to cover the cost of temporary housing (e.g., a small apartment) for up to twelve (12) months from the Effective Date, and (iii) in the case Executive relocates to within commuting distance of the Company during the twelve (12) month period following the Effective Date, up to $35,000 in expense reimbursement to cover costs attributable to such relocation; provided, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.  This relocation expense reimbursement will only be available within the first 12 months following the Effective Date of Agreement.

(f)        Vacation; Paid Time Off. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (prorated for partial years), to be taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder.  Executive shall receive other paid time-off in accordance with Company’s policies for management and executives as such policies may exist from time to time.

(g)        Other Benefits. During the Term, Executive shall be entitled to participate, in a manner at least as favorable as that provided to other similarly situated executives of the Company, in such life insurance, medical, dental, disability, pension and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its executives, except any such plan or program with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

4.         Termination of Employment.

(a)        Termination by Executive. Executive may terminate his employment with the Company for any reason by giving the Company not less than sixty (60) days’ prior written notice.

(b)        Termination by Company. The Company may terminate Executive’s employment with the Company (i) for any reason by giving Executive not less than sixty (60) days’ prior written notice or (ii) immediately for Cause (as defined below).  For purposes of this Agreement, “Cause” shall mean: (u) Executive’s engagement in dishonesty or illegal conduct, which is, in each case, materially injurious to the Company; (v) Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s engagement by the Company; (w) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); (x) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude which is, in each case, materially injurious to the Company; (y) Executive’s material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company, which breach is not cured (to the extent curable) within fifteen (15) days after written notice thereof from the Company to the Executive; or (z) any material and willful failure by Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time.

(c)        Death. Executive’s employment hereunder shall terminate upon his death.

(d)        Disability. The Company may terminate Executive’s employment hereunder if (i) as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder, with the approval of a physician selected or approved by the Company, for a period of 120 consecutive days or 180 days during any 365-day period, and (ii) within ten (10) days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (a “Disability Period”), Executive shall continue to receive his compensation pursuant to this Agreement until his employment is terminated pursuant to this Section 4; provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive under disability benefit plans of the Company.

5.         Compensation upon Termination of Employment.

(a)        Accrued and Unpaid Compensation. If Executive’s employment is terminated for any reason, the Company shall pay Executive his full Base Salary through the effective date of the termination of Executive’s employment (“Termination Date”), plus all accrued and unpaid benefits (including all health and welfare benefits in which Executive was a participant in accordance with their terms), and the Company shall have no further obligations whatsoever to Executive under this Agreement except as expressly provided otherwise in this Agreement.

(b)        Severance. If Executive’s employment is terminated by the Company other than for Cause (as defined below) or pursuant to Sections 4(c) or 4(d) above, then, subject to his execution of a customary general release of claims in favor of the Company and its affiliates, Executive shall be entitled to receive an amount equal to (i) if the Termination Date is less than twelve (12) months after the Effective Date, six months’ salary of cash portion; or (ii) if the Termination Date is at least twelve (12) months after the Effective Date, twelve (12) months of the cash portion (but not the stock portion) of his Base Salary in effect as of the Termination Date. Such amount shall be paid with the normal payroll cycle over the term, following the Termination Date, in accordance with the Company’s customary payroll practices.

(c)        Change of Control (CIC). Upon qualified termination following a CIC, all outstanding, unvested previously granted options will be treated as having accelerated vesting and become fully vested upon triggering event.  If terminated without Cause within eighteen (18) months of CIC event, the cash portion of Base Salary shall be paid for the equivalent of eighteen (18) months of Base Salary.

6.         Representations and Warranties of Executive. Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

7.         Confidentiality.

(a)        During the Term and at all times thereafter, Executive shall keep Confidential Information (as defined below) strictly confidential. Executive shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 7(b) below, or (ii) to his affiliates and his and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Executive in any Permitted Use (as defined below); provided that Executive shall require each such Representative to be bound by the terms of this Section 7 to the same extent as if they were parties hereto and Executive shall be responsible for any breach of this Section 7 by any of its Representatives.

(b)        If Executive or any of his Representatives is required, in the written opinion of Executive’s counsel, to disclose any Confidential Information, by law, regulation or legal or regulatory process, Executive shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (iii) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Executive (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)        For the purposes hereof, “Confidential Information” shall mean all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Executive or any of his Representatives in violation of this Agreement).

(d)        Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for (i) the purposes of performing Executive’s duties and obligations to the Company, (ii) evaluating Executive’s ownership interest in the Company and (iii) use for the benefit of the Company as part of the solicitation of existing or prospective customers of the Company (the “Permitted Uses”).

(e)        Upon the termination of Executive’s employment or upon the Company’s request at any time and for any reason, Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in Executive’s possession which contain or relate to Confidential Information.

8.         Assignment of Developments.

(a)        All inventions, modifications, discoveries, designs, developments, improvements, processes, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive, either alone or in conjunction with others, at any place or at any time during the Term, whether or not reduced to writing or practice during such period, which result, in whole or in part, from (i) any services performed directly or indirectly for the Company by Executive or (ii) Executive’s use of the Company’s time, equipment, supplies, facilities or information

(collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Executive. “Company Developments” shall not include a business book in process of being written and/or published by Executive provided such book contains no Confidential Information and any reference to the Company therein has been approved in writing by the Company prior to general release or submission for publication. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Executive are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)        Executive shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Executive will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Executive.

9.         Non-Competition; Non-Solicitation; Non-Disparagement.

(a)        During the Term and for the Restricted Period (as defined below), Executive shall not engage in any Prohibited Activity anywhere in the world. For the purposes of this Agreement, (i) “Restricted Period” shall mean: (A) in the event of a termination of Executive’s employment by the Company without Cause prior to the third anniversary of the Effective Date, a period of six (6) months after the Termination Date; (B) in the event of a termination of Executive’s employment by the Company without Cause on or after the third anniversary of the Effective Date, a period of one (1) year after the Termination Date; and (C) in the event of any termination of Executive’s employment for any reason other than a termination by the Company without Cause, a period of two (2) years after the Termination Date, and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of medical airway suction and home infusion products, or other similar activities, on Executive’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company except as otherwise permitted hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from purchasing or owning less than 5% of the publicly traded securities of any entity that develops software related to the wealth management industry, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity.

(b)        During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any (x) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (y) competitor of the Company for any purpose related to the business or services of the competitor or the Company, or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting their business or services from the Company.

(c)        Executive shall not, during the Term or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of their respective officers, directors, managers or employees (acting in their capacity as officers, directors, managers or employees of the Company or its affiliates).

(d)        Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Executive under this Agreement. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

10.       Key Man Life and Disability Insurance. During the Term, Executive agrees to be subject to physical examinations for the purpose of determining his insurability for disability insurance and for life insurance for the benefit of the Company, and to execute and deliver any documents that may be necessary or appropriate for the Company to obtain any such insurance on Executive. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company shall have no obligation to purchase or maintain any key man life or disability insurance on Executive.

11.       Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto.

Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.       Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of the body of law known as conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

13.       Submission to Jurisdiction; Waiver of Jury Trial.

(a)        ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN CHESTER, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.        Equitable Relief.  In the event of a breach or threatened breach by Executive of Sections 7 through 9, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

15.       Further Assurances. The Company and Executive shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

16.       Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non-assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and their respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Executive; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company” as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

17.       Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:	If to Executive:

Repro Med Systems, Inc.	Eric Bauer
24 Carpenter Road	96 Heather Ridge
Chester, NY 10918	Rochester, NY 14626
Attention: Andrew Sealfon
Telephone: 845-469-2042	Telephone: xxx-xxx-xxxx
Fax: 845-469-5518	Email: xxxxxxxxxx
Email: Asealfon@rmsmedpro.com

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date of receipt and the third business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

18.       Termination of Agreement; Survival.  This Agreement shall terminate upon termination of Executive’s employment as provided herein; provided, however, that the provisions of Sections 3, 5, 7, 8, 9, 12, 13 and 14 shall survive termination of this Agreement.  All of such provisions, except those of Section 5, shall survive expiration of this Agreement.

19.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

20.       Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

21.       Entire Agreement; Termination of Prior Consulting Agreement. This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, including without limitation any prior consulting agreement but excluding any separate confidentiality and/or assignment of inventions agreement Executive may have previously signed.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

REPRO MED SYSTEMS, INC.

By: /s/ Andrew I. Sealfon

Name: Andrew I. Sealfon

Title: CEO and President

EXECUTIVE:

/s/ Eric Bauer  1/13/2017

Eric Bauer